EX-99.28(h)(xvii)

March 9, 2021

Driehaus Mutual Funds

25 E. Erie Street

Chicago, IL 60611

RE:	CFTC Rule 4.5 Compliance and Filing Services

Driehaus Capital Management LLC (the "Adviser") currently serves as the investment adviser to the Driehaus Mutual Funds (the "Trust") pursuant to an Interim Investment Advisory Agreement ("Interim Advisory Agreement") dated March 9, 2021, and pending approval of the Board of Trustees of the Trust and shareholders of the Fund thereof, will enter into a new Advisory Agreement ("Advisory Agreement"), and receives payment for providing the services as set forth in the Interim Advisory Agreement and Advisory Agreement, as supplemented by various Letter Agreements.

The purpose of this letter is to set forth the additional services that will be provided by the Adviser, in its role as investment adviser to the Trust and in consideration of the continuance of the Interim Advisory Agreement and approval of the Advisory Agreement, in connection with the requirements of amended Rule 4.5 ("Rule 4.5") of the Commodity Exchange Act of 1936, as amended (the "Commodity Exchange Act").

The Services (as defined below) are in addition to those provided under the Advisory Agreement and will initially be provided with respect to each of the series of the Trust listed on Appendix A attached hereto and to any series added to the Advisory Agreement by Letter Agreement (each, a "Fund" and collectively, the "Funds"), unless the Trust notifies the Adviser in writing that such additional Fund will not receive the Services.

The Adviser will provide the following "Services"):

(i)	Shall comply with such requirements of the Commodity Exchange Act and Commodity Futures Trading Commission ("CFTC") that apply to the Adviser with respect to each Fund;

DRIEHAUS CAPITAL MANAGEMENT LLC 25 East Erie Street | Chicago, IL 60611-2703, USA phone (312) 587-3800 | wwww.driehaus.com

(ii)	To the extent the Adviser is relying on the commodity pool operator exclusion provided under Rule 4.5 with respect to a Fund, it shall (a) file a claim of the exclusion with the National Futures Association ("NFA") and re-affirm such filing as required by Rule 4.5, (b) take such steps reasonably designed to prevent a Fund from being marketed as a commodity pool or as a fund for trading in commodity interests (as such terms are defined under the Commodity Exchange Act) and (c) provide the services set forth in Section (iii) below;

(iii)	For any fund where the Adviser is relying on the exclusion from registration as a commodity pool operator pursuant to Rule 4.5, the Adviser shall manage the Fund's investments in compliance with requirements of Rule 4.5; and

(iv)	To the extent the Adviser is required to be registered with the CFTC and NFA with respect to a Fund, the Adviser will (a) register in all capacities in which the Adviser is required to register and (b) comply with the requirements under the Commodity Exchange Act and the CFTC's regulations, including but not limited to, preparing and coordinating the filing of disclosure documents and marketing materials with the NFA.

Sincerely,
DRIEHAUS CAPITAL MANAGEMENT LLC

By:	/s/ Janet McWilliams
Name: Janet McWilliams
Title: General Counsel & Secretary

Accepted and agreed on behalf of each Fund listed on Appendix A hereto:

DRIEHAUS MUTUAL FUNDS

By:	/s/ Robert Kurinsky
Name: Robert Kurinsky
Title: Vice President & Treasurer
Date: March 9, 2021

DRIEHAUS CAPITAL MANAGEMENT LLC 25 East Erie Street | Chicago, IL 60611-2703, USA phone (312) 587-3800 | wwww.driehaus.com

APPENDIX A

Driehaus Emerging Markets Growth Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus Emerging Markets Opportunities Fund

Driehaus International Small Cap Growth Fund

Driehaus Micro Cap Growth Fund

Driehaus Small Cap Growth Fund

Driehaus Small/Mid Cap Growth Fund

Driehaus Event Driven Fund

Appendix A – Page 1

DRIEHAUS CAPITAL MANAGEMENT LLC 25 East Erie Street | Chicago, IL 60611-2703, USA phone (312) 587-3800 | wwww.driehaus.com